Exhibit 99.1
May 7, 2007
NEWS BULLETIN FROM
FOR FURTHER INFORMATION

Investors:	Media:
James Trouba	Dorothy Chisholm
Tel: (248) 848-8896	Tel: (248) 848-2283
jtrouba@covansys.com	dchisholm@covansys.com
FOR IMMEDIATE RELEASE
COVANSYS REPORTS FIRST QUARTER 2007 RESULTS
SEC Staff to Recommend to SEC that Investigation be Terminated and No Enforcement Action be Taken
FARMINGTON HILLS, MI, May 7, 2007 — Covansys Corporation (NASDAQ: CVNS), a global consulting and technology services company, today announced its financial results for the first quarter ended March 31, 2007.
Covansys reported revenue of $117.9 million in the first quarter of 2007 compared with $109.8 million in the first quarter of 2006, an increase of 7.4%. Revenue also increased over the fourth quarter of 2006, when Covansys reported revenue of $116.9 million.
Gross profit in the first quarter of 2007 was $31.9 million or 27.0% of revenue compared with $24.2 million or 22.0% of revenue in the comparable 2006 period.
Effective June 1, 2006, Covansys completed the sale of its state and local government consulting practice to Saber Solutions, Inc. Pro-forma revenue, excluding the state and local government practice was $97.3 million in the first quarter of 2006, compared with $117.9 million in the first quarter of 2007, an increase of 21.1%.
The Company reported net income of $8.7 million in the first quarter of 2007, up 75.9% from net income of $5.0 million in the first quarter of 2006 and down 15.2% from net income of $10.3 million in the prior quarter.
Raj Vattikuti, President and Chief Executive Officer of Covansys, stated, “Our results in the first quarter are a tribute to the unique value proposition of Covansys’ blended hybrid onshore/offshore model, our progress in penetrating new key accounts, and of course the hard work and dedication of Covansys’ employees and consultants around the world.”

May 7, 2007
Additional financial information from the quarter includes:
•	Net income of $0.22 per share (on a diluted basis) as compared with $0.13 per share (on a diluted basis) in the same period last year;

•	Pretax income of $11.9 million as compared with $6.1 million in the same period last year;

•	Selling, general and administrative expenses, including costs incurred in connection with the pending transaction with CSC, were $20.9 million, or 17.8% of revenue in the first quarter of 2007, as compared to $18.7 million, or 17.0% of revenue in the first quarter of 2006;

•	Cash and short-term investments of $126.7 million, compared with $122.3 million at the end of 2006; and

•	The effective tax rate in the first quarter of 2007 was 27.0%.
Covansys’ operational highlights from the first quarter include:
•	Domestic utilization was 88.0% in the first quarter of 2007, down from 88.5% in the first quarter of 2006, and an increase over domestic utilization of 86.2% in the fourth quarter of 2006; and

•	Utilization in India was 78.6% for the first quarter, up from 70.7% in the first quarter of 2006 and a slight decline over last quarter when utilization in India was 79.8%.
SEC Staff Recommendation to Terminate SEC Investigation
Covansys has been advised by the staff of the Midwest Regional Office of the Securities and Exchange Commission that the staff intends to recommend to the SEC that it terminate its investigation of the company. The staff of the SEC also advised Covansys that it will recommend that no enforcement action be taken against the company. Recommendations by the SEC staff do not constitute final action by the SEC, as the SEC thereafter makes its own determination as to whether to follow the recommendations of the SEC staff.
Definitive Agreement with Computer Sciences Corporation
As previously announced on April 25, 2007, Covansys has entered into a definitive agreement with Computer Sciences Corporation (NYSE: CSC). Under the terms of the transaction, CSC will acquire Covansys for $34.00 per share in cash. The Covansys Board of Directors, on the recommendation of a Special Committee composed entirely of independent directors, has approved the agreement and recommends that Covansys stockholders approve the merger. The transaction is expected to be completed during the third quarter of 2007.
“We expect all Covansys stakeholders to benefit from this compelling transaction with CSC — a company at the forefront of the global IT services industry,” Mr. Vattikuti continued. “For our shareholders, the transaction provides outstanding value — a 26.9% premium to Covansys’ closing stock price on April 25, 2007. We expect Covansys employees to benefit from enhanced career opportunities as part of a much larger company. For our clients, we expect the transaction to provide even greater service and a much broader range of industry, consulting and outsourcing solutions. We anticipate a smooth and seamless integration with CSC following the approval of Covansys stockholders and the close of the transaction.”
Due to the pending acquisition of Covansys by CSC, Covansys will not hold a conference call or webcast regarding its first quarter results.

May 7, 2007
About Covansys
Headquartered in Michigan, Covansys Corporation (NASDAQ: CVNS) is a global consulting and technology services company specializing in industry-specific solutions, strategic outsourcing and integration services. Covansys is known for strategic outsourcing and technology solutions in the healthcare, financial services, retail and distribution, manufacturing, telecommunications and high-tech industries. Covansys was one of the first US-based IT services companies to establish offshore facilities in India, and is a pioneer in seamlessly integrating offshore capabilities into its offerings.
Safe Harbor Statement
Certain statements in this press release are “forward-looking statements” under the federal securities laws. These forward looking statements are subject to a number of substantial risks and uncertainties and may be identified by the words “will,” “anticipate,’’ “believe,’’ “estimate,’’ “expect’’ or “intend” and similar expressions. Our actual results, performance or achievements could differ materially from these forward-looking statements. Factors that could cause or contribute to such material differences include impacts associated with a failure to complete the merger with Computer Sciences Corporation (including without limitation loss of key employees, breakup fees, transaction costs, decrease in the price of our common stock), internal control weaknesses, costs, variability of operating results, failure to recruit, train and retain skilled IT professionals, impact of changes in estimates on fixed-price projects, exposure to regulatory, political and general economic conditions in India and Asia, short term nature and termination provisions of contracts, competition in the IT services industry, economic conditions unique to clients in specific industries, the success of the company to negotiate contract renewals at comparable terms, limited protection of intellectual property rights, infringement by our services on the property rights of others, legal liability and damage to our professional reputation from claims made against our work, and risks related to merger, acquisition and strategic investment strategy. You should not place undue reliance on any forward-looking statements contained herein. Except as expressly required by the federal securities laws, we undertake no obligation to update such factors or to publicly announce the results of any of the forward-looking statements contained herein to reflect future events, developments, changed circumstances or for any other reason.
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COVANSYS CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(Unaudited, in thousands except per share amounts)

	Three Months Ended March 31,
	2007		2006
Revenue		$117,854		$109,776

Cost of Revenue		86,001		85,586

Gross Profit		31,853		24,190

Selling, general and administrative		20,926		18,674

Income from operations		10,927		5,516

Interest expense		9		17
Other income, net		(1,027)		(563)

Income from operations before income taxes		11,945		6,062

Provision for income taxes		3,225		1,105

Net income		$8,720		$4,957

Earnings Per Share:

	Basic	Diluted	Basic	Diluted

Net income	$0.24	$0.22	$0.13	$0.13

Weighted average common shares	36,395	39,202	37,444	37,903

MORE

COVANSYS CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEET
(Unaudited, in thousands)

	March 31,	December 31,
	2007	2006
Current Assets:
Cash and cash equivalents	$97,826	$91,007

Short-term investments	28,846	31,270

Accounts receivable, net	101,985	94,229

Revenues earned in excess of billing, net	4,158	2,981

Prepaid expenses and other	12,490	12,321

Total current assets	245,305	231,808

Property and equipment, net	34,485	33,955

Goodwill, net	22,683	22,545

Other assets	9,053	9,020

Total Assets	$311,526	$297,328

Current liabilities	$56,966	$58,003

Other liabilities	8,578	7,695

Shareholders’ equity	245,982	231,630

Total Liabilities and Shareholders’ Equity	$311,526	$297,328

COVANSYS CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited, in thousands)

	Three Months Ended
	March 31,
	2007	2006
Net income	$8,720	$4,957
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	3,014	3,380
(Gain)loss on disposal of property and equipment	(4)	177
Stock-based compensation cost	421	397
Provision for and write-off of doubtful accounts	(430)	3
Provision for deferred taxes	81	(450)
Gain from sale of short-term investments	(36)	(13)
Change in assets and liabilities	(6,935)	(5,413)

Net cash provided by operating activities	4,831	3,038

Cash flows from investing activities:
Investment in property, equipment and other	(3,065)	(4,366)
Proceeds from sale of available-for-sale securities	39,276	33,107
Purchases of available-for-sale securities	(36,339)	(29,997)
Proceeds from the sale of property and equipment	106	—
Investment in computer software	—	(15)

Net cash used in investing activities	(22)	(1,271)

Cash flows from financing activities:
Net proceeds from exercise of stock options	1,668	1,305
Tax benefit from stock options exercised	399	187

Net cash provided by financing activities	2,067	1,492
Effect of exchange rate changes on cash	(57)	203

Increase in cash and cash equivalents	6,819	3,462
Cash and cash equivalents at beginning of period	91,007	58,030

Cash and cash equivalents at end of period	$97,826	$61,492

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